Jacksonville Bancorp Announces 2013 First Quarter Earnings

JACKSONVILLE, Fla., May 9, 2013 /PRNewswire/ -- Jacksonville Bancorp, Inc. (the "Company") (NASDAQ: JAXB), holding company for The Jacksonville Bank (the "Bank"), reported net income for the three months ended March 31, 2013 of $199 thousand compared to $1.3 million of net income for the three months ended March 31, 2012. Book value and tangible book value per common share as of March 31, 2013 were $0.32 and $0.30, respectively.

(Logo: http://photos.prnewswire.com/prnh/20020410/JAXBLOGO )

Net income for the first quarter of 2013 was driven primarily by (i) net interest income of $5.2 million, (ii) provision for loan losses of $0.2 million, (iii) noninterest income of $0.4 million, and (iv) noninterest expenses of $5.2 million. The slight decrease in net interest income when compared to the same period in the prior year was due to a decrease in interest earned on interest-earning assets, driven primarily by a decrease in average earning assets (in particular average loan balances) slightly offset by an increase in the average yield on loans.

Total interest income decreased $0.3 million for the three months ended March 31, 2013 when compared to the same period in 2012. This decrease was primarily driven by a decrease in average earning assets, in particular, average loan balances which declined by $63.6 million when compared to the same period in the prior year. The decrease in average loan balances was partially offset by an increase in the average yield on loans to 6.03% for the three months ended March 31, 2013 compared to 5.41% for the three months ended March 31, 2012. The increase in the loan yield was driven by an increase in accretion recognized on acquired loans of approximately $0.4 million as well as a decrease in total nonperforming loans of $29.0 million for the three months ended March 31, 2013 when compared to the same period in 2012.

Interest expense decreased by $0.3 million to $1.1 million for the three months ended March 31, 2013 from $1.4 million for the three months ended March 31, 2012. This was primarily due to a decrease in the average cost of interest-bearing liabilities to 1.11% for the three months ended March 31, 2013, compared to 1.20% for the same period in 2012. This decrease reflects the ongoing reduction in interest rates paid on interest-bearing liabilities (particularly on deposits) as a result of repricing activities in the current low interest rate environment coupled with an increase in noninterest-bearing deposits to $89.9 million as of March 31, 2013 from $80.8 million as of March 31, 2012.

Noninterest income remained relatively consistent period-over-period, with $0.4 million in service charges and other income for the three months ended March 31, 2013 and 2012. The Company sold $2.2 million of its municipal securities at a $37 thousand realized gain during the three months ended March 31, 2013.

Noninterest expense increased to $5.2 million for the three months ended March 31, 2013, compared to $4.4 million for the three months ended March 31, 2012. This increase was mainly due to an increase in professional fees of $0.3 million and other expenses of $0.5 million, primarily loan-related expenses, while the remainder of components of noninterest expense remained relatively flat period-over-period.

There was no income tax expense recorded during the three months ended March 31, 2013 and 2012. The Company recorded a full valuation allowance against its deferred taxes as of December 31, 2011. This was substantially due to the fact that it was more-likely-than-not that the benefit would not be realized in future periods due to Section 382 of the Internal Revenue Code. Based on an analysis performed as of March 31, 2013 and December 31, 2012, it was determined that the need for a full valuation allowance still existed.

During the second quarter of 2012, the Company adopted a new overall strategy to accelerate the disposition of substandard assets on an individual customer basis. This strategy is ongoing and supports the continued reduction of problem assets as needed. In addition, the Company has been and will continue to fine tune the current credit processes. The Company is working to reposition its loan and deposit portfolio mix to better align with our targeted market segment of professional services, wholesalers, distributors and other service industries resulting in greater diversification in our balance sheet mix. The capital received late in 2012 is being deployed into short-term investments to maximize earnings while the desired loan growth is achieved.

During the fourth quarter of 2012, the Company completed a $50.0 million capital raise through the private placement of 50,000 shares of the Company's Mandatorily Convertible, Noncumulative, Nonvoting, Perpetual Preferred Stock, Series A ("Series A Preferred Stock"), at a purchase price of $1,000 per share. Consideration in the private placement included cash, the one-for-one exchange of Series B preferred stock sold in the $5.0 million bridge financing completed during the third quarter of 2012 and $1.8 million in the cancellation of outstanding debt under the Company's revolving loan agreements held by certain purchasers in the private placement and/or their related interests. Net proceeds from the issuance of preferred stock in the amount of $45.1 million were used for general operating expenses, mainly for the subsidiary bank, to improve capital ratios and will be used to support the Company's business strategy going forward. On February 19, 2013, after receiving requisite shareholder approvals, all issued and outstanding shares of Series A Preferred Stock automatically converted into an aggregate of 47.6 million shares of common stock and 52.4 million shares of the Company's newly authorized nonvoting common stock. Book value and tangible book value per common share as of December 31, 2012 were $2.55 and $2.34, respectively. Book value and tangible book value per common share as of December 31, 2012, adjusted for the conversion, were $0.32 and $0.31, respectively. Please refer to the Company's Non-GAAP Reconciliations for additional information related to these non-GAAP financial measures. In addition, on December 31, 2012, the Bank completed the sale of $25.1 million in assets, including non-accrual loans and other loans with a history of being past due of $24.6 million and other real estate owned ("OREO") of $0.5 million, to a real estate investment firm, for a purchase price of $11.7 million.

Total assets were $520.9 million as of March 31, 2013, compared to $585.3 million as of March 31, 2012. The decrease in total assets was largely due to the decrease in net loans as a result of the Company's execution of its overall strategy to accelerate the disposition of substandard assets as discussed above. To a lesser extent, the write-off of the Company's goodwill also decreased total assets period-over-period. Total assets decreased $44.2 million as of March 31, 2013 from December 31, 2012. This decrease in total assets was due to the Company experiencing a significant decrease in cash and cash equivalents as a result of a reduction in federal funds sold in the amount of $47.3 million due to the purchase of investment securities available-for-sale and the timing of the natural maturity of deposit accounts, particularly time deposits. In addition, there was a decrease in net loans of $4.7 million, primarily due to foreclosure activities during the three months ended March 31, 2013. These amounts were offset by an increase in securities available-for-sale of $7.3 million during the three months ended March 31, 2013.

Total deposits were $446.2 million as of March 31, 2013, a decrease of $67.3 million compared to total deposits of $513.5 million as of March 31, 2012. The decrease in total deposits during the first quarter of 2013 when compared to the first quarter of 2012 was driven primarily by a decrease in time deposits of $54.5 million due largely to a reduction in national and brokered CDs (the Company is currently not offering or renewing national or brokered CDs). This decrease was offset slightly by a $9.1 million increase in noninterest-bearing demand deposits.

As of March 31, 2013, nonperforming assets were $30.0 million, or 5.76% of total assets, compared to $56.7 million, or 9.68% of total assets, as of March 31, 2012. The decrease in nonperforming assets was driven primarily by an increase in loan charge-offs, specifically during 2012, write-downs on OREO, the disposition of OREO via sale or substandard assets via short sales, and the disposition of substandard assets via the asset sale completed late in the fourth quarter of 2012. This is consistent with the Company's overall strategy to accelerate the disposition of substandard assets.

The following table presents information concerning nonperforming assets as of the last five quarters:

	For the Period Ended
(Dollars in thousands)	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012

Nonperforming Assets
Total nonperforming loans	$20,067	$22,747	$35,168	$46,407	$49,066
Foreclosed assets, net	9,920	6,971	4,599	7,508	7,667
Total nonperforming assets	$29,987	$29,718	$39,767	$53,915	$56,733

Nonperforming loans and foreclosed
assets as a percent of total assets	5.76%	5.26%	7.21%	9.25%	9.68%
Nonperforming loans as a percent of
gross loans	5.10%	5.71%	8.05%	10.24%	10.69%
Loans past due 30-89 days, still
accruing interest	$8,246	$4,622	$11,372	$4,628	$10,917

Total loans past due still accruing interest increased $3.6 million to $8.2 million as of March 31, 2013 from $4.6 million as of December 31, 2012. This increase was driven primarily by several larger loans in process of renewal as well as one relationship that is being orderly liquidated. Nonperforming loans decreased $2.6 million to $20.1 million as of March 31, 2013 from $22.7 million as of December 31, 2012.

The allowance for loan losses was 5.04% of total loans as of March 31, 2013, compared to 2.85% as of March 31, 2012 and 5.07% as of December 31, 2012. Provision for loan loss expense was $217 thousand for the three months ended March 31, 2013, compared to $72 thousand in 2012. The Company recorded net charge-offs of $595 thousand for the three months ended March 31, 2013, compared to $14 thousand in 2012. The higher level of charge-offs for the three months ended March 31, 2013 was primarily due to the Company's continued disposition of distressed assets on an individual customer basis. This fits with the Company's strategy to accelerate the disposition of substandard assets as discussed above.

On a diluted per common share basis, the Company had a net loss of $0.61 for the three months ended March 31, 2013, compared to net income of $0.22 for the same period in the prior year. The Company experienced a net loss per diluted common share due to the reduction of net income available to common shareholders in the amount of $31.5 million as a result of the noncash, implied preferred stock dividend recognized in conjunction with the mandatory conversion of the Company's Series A Preferred Stock into approximately 47.6 million shares of common stock and 52.4 million shares of a new class of nonvoting common stock (the "Conversion"), during the three months ended March 31, 2013. As adjusted to reflect earnings (loss) per common share less the impact of the noncash, implied preferred stock dividend, basic and diluted earnings per common share was $0.00 for the three months ended March 31, 2013. Please refer to the Company's Non-GAAP Reconciliations for additional information related to this non-GAAP financial measure.

Jacksonville Bancorp, Inc., a bank holding company, is the parent of The Jacksonville Bank, a Florida state-chartered bank focusing on the Northeast Florida market with approximately $520.9 million in assets and eight full-service branches in Jacksonville, Duval County, Florida, as well as our virtual branch. The Jacksonville Bank opened for business on May 28, 1999 and provides a variety of community banking services to businesses and individuals in Jacksonville, Florida. More information is available at its website at www.jaxbank.com.

This press release contains non-GAAP financial disclosures that are not in accordance with generally accepted accounting principles in the United States of America ("U.S. GAAP"). The Company uses certain non-GAAP financial measures to provide meaningful, supplemental information regarding its operational results and to enhance investors' overall understanding of the Company's financial performance. The limitations associated with these non-GAAP financial measures include the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. In addition, these disclosures should not be considered an alternative to the Company's GAAP results. Please refer to the table at the end of this release for a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The statements contained in this press release, other than historical information, are forward-looking statements, which involve risks, assumptions and uncertainties. The risks, uncertainties and factors affecting actual results include but are not limited to: our ability to dispose of substandard assets and the disposition prices thereof; economic and political conditions, especially in North Florida; real estate prices and sales in the Company's markets; competitive circumstances; bank regulation, legislation, accounting principles and monetary policies; the interest rate environment; efforts to increase our capital and reduce our nonperforming assets; and technological changes. The Company's actual results may differ significantly from the results discussed in forward-looking statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company does not undertake, and specifically disclaims, any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Additional information regarding risk factors can be found in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2012, which are incorporated herein by reference.

JACKSONVILLE BANCORP, INC.
(Unaudited)
(Dollars in thousands, except per share data)

	For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2013	2012	2012	2012	2012
Consolidated Earnings Summary
Total interest income	$6,362	$6,466	$6,641	$6,474	$6,671
Total interest expense	1,133	1,286	1,238	1,376	1,356
Net interest income	5,229	5,180	5,403	5,098	5,315
Provision for loan losses	217	20,348	5,990	11,584	72
Net interest income (loss) after provision for loan losses	5,012	(15,168)	(587)	(6,486)	5,243
Total noninterest income	424	420	356	290	437
Total noninterest expense	5,237	7,118	10,560	5,656	4,392
Income (loss) before income tax	199	(21,866)	(10,791)	(11,852)	1,288
Income tax benefit	-	(37)	(106)	(30)	-
Net income (loss)	$199	$(21,829)	$(10,685)	$(11,822)	$1,288
Noncash, implied preferred stock dividend	(31,464)	-	-	-	-
Net (loss) income available to common shareholders	$(31,265)	$(21,829)	$(10,685)	$(11,822)	$1,288

	For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2013	2012	2012	2012	2012
Summary Average Consolidated Balance Sheet
Loans, gross	$395,589	$425,813	$447,885	$455,604	$459,166
Securities	91,186	88,931	91,887	82,648	70,427
Other earning assets	32,816	16,353	3,802	25,598	8,741
Total earning assets	519,591	531,097	543,574	563,850	538,334
Other assets	18,464	22,144	20,457	30,144	30,184
Total assets	$538,055	$553,241	$564,031	$593,994	$568,518

Interest-bearing liabilities	$412,753	$442,426	$453,260	$471,622	$454,613
Other liabilities	91,734	98,198	92,012	91,733	84,400
Shareholders' equity	33,568	12,617	18,759	30,639	29,505
Total liabilities and shareholders' equity	$538,055	$553,241	$564,031	$593,994	$568,518

	For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2013	2012	2012	2012	2012
Per Share Data
Basic (loss) earnings per common share	$(0.61)	$(3.71)	$(1.81)	$(2.01)	$0.22
Diluted (loss) earnings per common share	$(0.61)	$(3.71)	$(1.81)	$(2.01)	$0.22
Basic weighted average common shares outstanding	51,446,436	5,890,880	5,890,880	5,890,136	5,889,822
Diluted weighted average common shares outstanding	51,447,063	5,890,880	5,890,880	5,890,136	5,890,689
Total shares outstanding at end of period	105,890,880	5,890,880	5,890,880	5,890,880	5,889,822
Closing market price per share	$1.50	$0.80	$0.92	$1.51	$3.53

JACKSONVILLE BANCORP, INC.
(Unaudited)
(Dollars in thousands, except per share data)

	For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2013	2012	2012	2012	2012
Selected ratios
Return on average assets	0.15%	(15.70)%	(7.54)%	(8.00)%	0.91%
Return on average equity	2.40%	(688.29)%	(226.60)%	(155.19)%	17.56%
Average equity to average assets	6.24%	2.28%	3.33%	5.16%	5.19%
Tangible common equity to tangible assets	6.21%	2.44%	2.22%	2.48%	4.48%
Interest rate spread	3.86%	3.68%	3.77%	3.44%	3.78%
Net interest margin	4.08%	3.88%	3.95%	3.64%	3.97%
Allowance for loan losses as a percentage of total loans	5.04%	5.07%	4.14%	4.56%	2.85%
Allowance for loan losses as a percentage of NPL's	98.77%	88.79%	51.47%	44.49%	22.98%
Ratio of net charge-offs as a percentage of average loans	0.61%	17.05%	7.58%	3.56%	0.01%
Efficiency ratio	92.64%	127.11%	183.37%	104.97%	76.36%

	As of
	March 31,	December 31,	September 30,	June 30,	March 31,
	2013	2012	2012	2012	2012
Summary Consolidated Balance Sheet
Cash and cash equivalents	$23,961	$72,079	$13,661	$25,703	$23,136
Securities	91,262	83,985	88,838	90,583	78,768
Loans, gross	392,989	398,031	436,754	453,263	459,121
Allowance for loan losses	(19,820)	(20,198)	(18,100)	(20,647)	(13,082)
Loans, net	373,169	377,833	418,654	432,616	446,039
Goodwill	-	-	-	3,137	3,137
Other intangible assets, net	1,153	1,260	1,380	1,511	1,642
All other assets	31,353	29,900	29,018	29,407	33,111
Total assets	$520,898	$565,057	$551,551	$582,957	$585,833

Deposit accounts	$446,235	$490,021	$493,205	$521,549	$513,513
All other liabilities	41,239	41,460	44,767	42,430	41,518
Shareholders' equity	33,424	33,576	13,579	18,978	30,802
Total liabilities and shareholders' equity	$520,898	$565,057	$551,551	$582,957	$585,833

JACKSONVILLE BANCORP, INC.
Non-GAAP Reconciliations
(Unaudited)
(Dollars in thousands, except share and per share data)

	March 31, 2013 (as reported)	March 31, 2013 (as adjusted)(1)

(Loss) Earnings Per Common Share:
Net income	$199	$199
Less: Noncash implied preferred stock dividend	(31,464)	-
Net (loss) income available to common shareholders	$(31,265)	$199

Basic weighted average common shares outstanding	51,446,436	51,446,436
Diluted weighted average common shares outstanding	51,447,063	51,447,063

Basic (loss) earnings per common share	$(0.61)	$0.00
Diluted (loss) earnings per common share	$(0.61)	$0.00

(1) Adjusted to reflect the calculation of (loss) earnings per common share less the impact of the noncash, implied preferred stock dividend recognized in conjunction with the Conversion during the three months ended March 31, 2013.

	December 31, 2012 (as reported)	Conversion Adjustments	December 31, 2012 (as adjusted)

Book Value Per Common Share
Shareholders' equity(2)	$33,576	$-	$33,576
Less: Preferred stock(3)	18,536	(18,536)	-
Book value	$15,040	-	$33,576
Less: Goodwill and other intangible assets	1,260	-	1,260
Tangible book value	$13,780	$-	$32,316

Shares outstanding	5,890,880	100,000,000	105,890,880

Book value per common share(4)	2.55		0.32
Tangible book value per common share(5)	2.34		0.31

(2) Assumes the full Conversion of the Series A Preferred Stock into 100,000,000 shares of common stock and nonvoting common stock as of December 31, 2012, resulting in an additional $50.0 million in common equity, no preferred stock outstanding, and a noncash, implied dividend recognized as a reduction of retained earnings in conjunction with the discount on the Series A Preferred Stock beneficial conversion feature of $31.5 million. Total shareholders' equity did not change as a result of this transaction.

(3) Assumes no shares of preferred stock outstanding following the Conversion.

(4) Calculated as book value divided by shares outstanding, where book value is calculated as shareholders' equity less preferred stock equity (excluding proceeds allocated to common equity as a result of the beneficial conversion feature) as of the balance sheet date.

(5) Calculated as tangible book value divided by shares outstanding, where tangible book value is calculated as book value less goodwill and other intangible assets as of the balance sheet date.

CONTACT: Valerie Kendall at 904-421-3051 for additional information.